Exhibit 2.2

AMENDED SHARE EXCHANGE AGREEMENT

THIS AMENDED SHARE EXCHANGE AGREEMENT, dated as of August 7, 2012 (the “Amended Agreement”), is made by and between [name of the BVI entity] (the “BVI Entity”), [name of the PRC individual] (the “Shareholder”) who owns 100% of the BVI Entity and China Commercial Credit, Inc., a Company incorporated under the laws of the State of Delaware (“CCC”) (individually a “Party” or collectively “Parties”).

RECITALS

WHEREAS, CCC and the Shareholder entered into a Share Exchange Agreement  (“Original Agreement”) on August 7, 2012; however, the Original Agreement did not properly reflect the intent of the Parties.

WHEREAS, the Parties’ intent was for the BVI Entity, not the Shareholder, to acquire from CCC, shares of CCC’s common stock (“CCC Shares”).

WHEREAS, the Parties wish to enter into this Amended Agreement in order to properly memorialize the Parties' intent as of the date of the Original Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

SECTION I
DELIVERY OF CCC SHARES

1.1           The Parties agree that CCC shall issue _______ CCC Shares to the BVI Entity in exchange for the Shareholder’s agreement to cause [name of Wujiang Shareholder] to enter into certain VIE Agreements with Wujiang Luxiang Information Technology Co. Ltd. (“WFOE”), through which the WFOE has the right to advise, consult, manage and operate Wujiang Luxiang Rural Microcredit Co. Ltd. in return for a service fee approximately equal to 100% of Wujiang Luxiang’s net income. Upon execution of this Amended Agreement, CCC shall deliver to the BVI Entity an executed share certificate evidencing the CCC Shares, dated as of the date hereof.

SECTION II
SHAREHOLDER AND BVI ENTITY REPRESENTATIONS AND
WARRANTIES.

The Shareholder and BVI Entity hereby acknowledge, represent and warrant to, and agree with, CCC and its affiliates as follows:

2.1           The BVI Entity is acquiring the CCC Shares for its own account, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in such Common Stock or any of the components of the Common Stock, other than the Shareholder. Further, neither the Shareholder nor the BVI Entity has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the CCC Shares.

2.2           The Shareholder and BVI Entity have full power and authority to enter into this Amended Agreement, the execution and delivery of this Amended Agreement have been duly authorized, if applicable, and this Amended Agreement constitutes a valid and legally binding obligation of the Shareholder and BVI Entity.

2.3           The Shareholder and BVI Entity acknowledge their understanding that the offering and sale of the Common Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(2) of the Securities Act and the provisions of Regulation S promulgated thereunder (“Regulation S”).  In furtherance thereof, the Shareholder and BVI Entity  represent and warrant  and agree that they are not U.S. persons or affiliates of any U.S. persons as defined in Rule 501(b) under the Securities Act.

2.4           The Shareholder and BVI Entity:

(i)	Have been furnished with any and all documents which may have been made available upon request for a reasonable period of time prior to the date hereof;

(ii)
Have been given the opportunity for a reasonable period of time prior to the date hereof to ask questions of, and receive answers from, the CCC  or its representatives concerning the terms and conditions of the offering of the Common Stock and other matters pertaining to this investment, and have been given the opportunity for a reasonable period of time prior to the date hereof to obtain such additional information necessary to verify the accuracy of the information provided in order for them to evaluate the merits and risks of purchase of the Common Stock to the extent the CCC  possesses such information or can acquire it without unreasonable effort or expense;

(iii)	Have not been furnished with any oral representation or oral information in connection with the offering of the Common Stock which is not contained herein; and

(iv)	Have determined that the Common Stock is a suitable investment for the Shareholder and BVI Entity and that at this time the Shareholder and BVI Entity could bear a complete loss of such investment.

2.5           The Shareholder and BVI Entity represent, warrant and agree that they will not sell or otherwise transfer the Common Stock without registration under the Securities Act or an exemption therefrom and fully understands and agrees that they must bear the economic risk of their purchase because, among other reasons, the Common Stock have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available.  In particular, the Shareholder and BVI Entity are aware that the Common Stock are “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met.  The Shareholder and BVI Entity also understand that CCC is under no obligation to register the Common Stock on their behalf or to assist them in complying with any exemption from registration under the Securities Act or applicable state securities laws.  The Shareholder and BVI Entity further understand that sales or transfers of the Common Stock are further restricted by state securities laws and the provisions of this Amended Agreement.

2.6           No representations or warranties have been made to the Shareholder and BVI Entity by CCC, or any officer, employee, agent, affiliate or subsidiary of CCC, other than the representations of CCC  contained herein, and in subscribing for Common Stock the Shareholder and BVI Entity are not relying upon any representations other than those contained herein.

2.7           Any information which the Shareholder and BVI Entity have heretofore furnished to CCC with respect to their financial position and business experience is correct and complete as of the date of this Amended Agreement and if there should be any material change in such information they will immediately furnish such revised or corrected information to CCC.

2.8           The Shareholder and BVI Entity understand and agree that the certificates for the Common Stock shall bear the following legend until (i) such securities shall have been registered under the Securities Act and effectively been disposed of in accordance with a registration statement that has been declared effective; or (ii) in the opinion of counsel for CCC such securities may be sold without registration under the Securities Act as well as any applicable “Blue Sky” or state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE CORPORATION, OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR SIMILAR SECURITIES LAW.”

2.9           The Shareholder and BVI Entity understand that an investment in the CCC Shares is a speculative investment which involves a high degree of risk and the potential loss of their entire investment.

SECTION III
 CCC  REPRESENTATIONS AND WARRANTIES.

CCC hereby acknowledges, represents and warrants to, and agrees with the Shareholder and BVI Entity (which representations and warranties will be true and correct as of the date of the Closing as if they were made on the date of Closing) as follows:

3.1           CCC has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware. CCC has full corporate power and authority to enter into this Amended Agreement and this Amended Agreement, has been duly and validly authorized, executed and delivered by CCC and are valid and binding obligations of CCC, enforceable against CCC in accordance with their terms, except as such enforcement may be limited by the United States Bankruptcy Code and laws effecting creditors rights, generally.

3.2           Subject to the performance by the Shareholder and BVI Entity of their respective obligations under this Amended Agreement and the accuracy of the representations and warranties of the Shareholder and BVI Entity, the offering and sale of the CCC Shares will be exempt from the registration requirements of the Securities Act.

3.3           The execution and delivery by CCC of, and the performance by CCC of its obligations hereunder in accordance with its terms will not contravene any provision of the charter documents of CCC.

3.4           The CCC Shares have been duly authorized and, when issued and delivered as provided by this Amended Agreement, will be validly issued and fully paid and non-assessable, and the CCC Shares are not subject to any preemptive or similar rights.

3.5           CCC  is not in violation of its charter or bylaws and is not in material default in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust, license, contract, lease or other instrument to which CCC  is a party or by which it is bound, or to which any of the property or assets of CCC  is subject, except such as have been waived or which would not, singly or in the aggregate, prevent CCC  from discharging its obligations under this Amended Agreement.

SECTION IV
GENERAL PROVISIONS

4.1           Effect of this Amended Agreement. The Parties agree that the Original Agreement is hereby deemed null and void and that the terms of the Original Agreement are entirely superseded by this Amended Agreement.

4.2           Survival.  All representations, warranties, covenants, and obligations in this Amended Agreement shall survive until the expiration of the applicable statute of limitation with respect to the underlying claim to which such representation, warranty, covenant, or obligation relates.

4.3           Written Changes.  Neither this Amended Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the Party against which enforcement of the change, waiver, discharge or termination is sought.

4.4           Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Amended Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Amended Agreement, or any waiver on the part of any party of any provisions or conditions of this Amended Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

4.5           Entire Agreement.  This Amended Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

4.6           Severability.  Should any one or more of the provisions of this Amended Agreement or of any agreement entered into pursuant to this Amended Agreement be determined to be illegal or unenforceable, all other provisions of this Amended Agreement and of each other agreement entered into pursuant to this Amended Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.  The Parties further agree to replace such void or unenforceable provision of this Amended Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

4.7           Successors and Assigns. The terms and conditions of this Amended Agreement shall inure to the benefit of and be binding upon and be enforceable by the successors and assigns of the Parties.

4.8           Governing Law.  The validity, terms, performance and enforcement of this Amended Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware applicable to agreements that are negotiated, executed, delivered and performed in the State of Delaware.

4.9           Counterparts.  This Amended Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Party.

4.10         Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amended Agreement and the consummation of the transactions contemplated hereby.

4.11         Third Party Beneficiaries.  Nothing expressed or implied in this Amended Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties any rights or remedies under or by reason of this Amended Agreement.

4.12         Headings.  The headings of this Amended Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Amended Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 to the Share Exchange Agreement as of the date first written above.

THE SHAREHOLDER:	CCC:

CHINA COMMERCIAL CREDIT INC.
[name of BVI Entity]
By:	By:
Name:	Name:
Its:	Its:

[name of PRC Individual]

Signature: